EXHIBIT 3.3

BARBARA K. CEGAVSKE Secretary of State 204 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov

Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)	Filed in the office of	Document Number 20150259507-26
	Barbara K. Cegavske Secretary of State	Filing Date and Time 06/08/2015 6:03 AM
	State of Nevada	Entity Number C13411-1997

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Lightwave Logic, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Article IV - STOCK is deleted in its entirety and replaced as follows:

Article IV - STOCK - The aggregate number of shares which this corporation shall have authority to issue is 250,000,000 shares of Common Stock having a par value of $0.001 per share and 1,000,000 shares of Preferred Stock having a par value of $0.001 per share. All Common Stock of the corporation shall be of the same class, and shall have the same rights and preferences. The corporation shall have authority to issue the shares of Preferred Stock in one or more series with such rights, preferences and designations as determined by the Board of Directors of the corporation. Fully-paid stock of this corporation shall not be liable to any further call or assessment.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:  75.5%

4. Effective date and time of filing: (optional)	Date:	Time:
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X /s/ James S. Marcelli
Signature of Officer James S. Marcelli

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.